Exhibit 18.1

May 13, 2008

The Supervisory Board

The Nielsen Company B.V.

770 Broadway

New York, New York 10003

Dear Members of the Supervisory Board,

Note 1 of Notes to the Condensed Consolidated Financial Statements of The Nielsen Company B.V. (the “Company”) included in its Form 10-Q for the three months ended March 31, 2008 describes a change in method of accounting to eliminate a previously existing one month lag in reporting for certain of the Company’s subsidiaries outside the United States and Canada. We conclude that the elimination of the previously existing difference between the parent company and certain of its consolidated subsidiaries, which represents a change in accounting principle in accordance with EITF No. 06-9, “Reporting a Change in (or the Elimination of) a Previously Existing Difference between the Fiscal Year-End of a Parent Company and That of a Consolidated Entity or between the Reporting Period of an Investor and That of an Equity Method Investee”, is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
New York, New York